                                                                   EXHIBIT 2.1


===============================================================================


                            ASSET PURCHASE AGREEMENT

                                  by and among

                      QUALITY BOTANICAL INGREDIENTS, INC.,
                             a Delaware corporation
                                  ("Purchaser")

                           HEALTH SCIENCES GROUP, INC.
                                    ("HESG")

                                       and

                      QUALITY BOTANICAL INGREDIENTS, INC.,
                            a New Jersey corporation
                                   ("Seller")

                                       and

           CORROLA, INC. ("Corrola") and JOSEPH R. SCHORTZ ("Schortz")


===============================================================================

                                    EXHIBITS

Exhibit A                  Form of General Assignment and Bill of Sale
Exhibit B                  Form of Assignment and Assumption Agreement
Exhibit C                  Form of Non-Competition Agreement
Exhibit D                  Form of Lease Amendment and Assignment Agreement
Exhibit E                  Form of MRA Option Agreement
Exhibit F                  Form of Employment Agreement
Exhibit G                  Form of Lock-up Agreement
Exhibit H                  Form of Escrow Agreement
Exhibit I                  Form of Opinion of Seller's counsel

                                    SCHEDULES

Schedule 1.2               Assets
Schedule 1.9               LaSalle Obligations
Schedule 2.2               Purchase Price Allocation
Schedule 2.3(c)            Transaction Price
Schedule 2.3(e)            Calculation of Performance Goals
Schedule 4.1               Exception to Conduct of Business
Schedule 5.1               Organizational Documents
Schedule 5.2(b)            Conflicts
Schedule 5.2(c)            Notices and Consents
Schedule 5.3               Shareholder Agreements
Schedule 5.4               Financial Statements
Schedule 5.5               Real Property
Schedule 5.5(b)            Encumbrances
Schedule 5.7               Accounts Receivables
Schedule 5.9               Undisclosed Liabilities
Schedule 5.10              Taxes; Tax Returns
Schedule 5.11              Litigation
Schedule 5.12              Compliance with Laws
Schedule 5.13              Scheduled Contracts
Schedule 5.14              Employee Benefit Plans
Schedule 5.15              Material Customers; Non-standard Arrangements
Schedule 5.17              Transactions with Affiliates
Schedule 5.18              Franchises, Permits and Licenses
Schedule 5.19              Employees
Schedule 5.20              Insurance
Schedule 5.21              Intellectual Property; Infringements
Schedule 5.24              Accredited Investor Status

                            ASSET PURCHASE AGREEMENT


         The parties to this Asset Purchase Agreement ("Agreement") dated as of November 30, 2002 are Quality Botanical Ingredients, Inc., a Delaware corporation ("Purchaser"), Health Sciences Group, Inc., a Colorado corporation ("HESG"), Quality Botanical Ingredients, Inc., a New Jersey corporation ("Seller"), Corrola, Inc., a New Jersey corporation located c/o Quality Botanical Ingredients, Inc., 500 Metuchen Road, South Plainfield, New Jersey 07080 and the sole shareholder of Seller ("Corrola") and Joseph R. Schortz, an individual resident at 1551 Osprey Court, Manasquan, New Jersey 08736 and the person with sole voting control of all of the outstanding capital stock of Corrola ("Schortz"). As used herein, Corrola and Schortz are collectively referred to as the "Shareholders".

         Seller desires to sell and Purchaser desires to buy substantially all the assets of Seller (the "Assets") used or useful in Seller's business of manufacturing and processing bulk botanicals and other ingredients (the "Business"), except those expressly excluded herein (the "Excluded Assets"), on the terms and conditions of this Agreement.

         In consideration of the mutual representations, warranties, covenants and agreements hereinafter contained, the parties hereto, each intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                             SUMMARY OF TRANSACTIONS

         Section 1.1.  Assets Purchased.

         Purchaser hereby agrees to purchase from Seller and Seller hereby agrees to sell to Purchaser the Assets. The Assets include, but are not limited to, the following:

         (a) substantially all of Seller's cash, accounts receivable, notes receivable, deposits, prepaid expenses, inventories and intangible properties;

         (b) the tangible assets of Seller, including equipment, fixed assets, furniture, materials and supplies;

         (c) saleable, usable and merchantable inventory as selected and determined by the Purchaser in its discretion;

         (d) leasehold or tenant improvements;

         (e) customer lists and customer sales files;

         (f) all contract rights, causes of action, claims, refunds and demands of whatever nature, including rights to returned or repossessed goods and rights as unpaid vendor arising out of the Business;

         (g) all books and records relating to the Business and Seller (except minute books and stock record books);

         (h) all intellectual property owned by, or licensed by, Seller, including all patents, patent applications, know-how and un-patented ideas, trade secrets, trademarks and service marks (including registrations and applications therefore), trade names (including the name "Quality Botanical Ingredients, Inc.", and all variants thereof), copyrights, and other intangible proprietary rights recognized under applicable law; and

         (i) substantially all of Seller's intangibles and goodwill.

         At Closing, Seller will deliver to Purchaser a bill of sale for the Assets, substantially in the form of Exhibit A (the "General Assignment and Bill
                                     ---------
of Sale").

         Section 1.2.      Excluded Assets.

         Purchaser and Seller agree that the assets listed on Schedule 1.2 will
                                                              ------------
be expressly excluded from the purchase and sale hereunder.

         Section 1.3.      Assumption of Liabilities.

         At Closing, Purchaser will enter into an assignment and assumption agreement, substantially in the form of Exhibit B (the "Assignment and Assumption Agreement") providing for Purchaser to assume those liabilities of Seller described in Section 3.1 hereof. Except as expressly provided in this Agreement, Purchaser is not assuming any liabilities of Seller.

         Section 1.4.      Non-Competition and Confidentiality Agreement.

         At Closing, Schortz will each enter into a non-competition and confidentiality agreement with Purchaser, substantially in the form of Exhibit C (the "Non-Competition and Confidentiality Agreements").

         Section 1.5.      Real Property Leases.

         At Closing, Purchaser will enter into a lease amendment and assignment agreement with the Seller and MRA Associates, LLC ("MRA") with respect to the real property described in Schedule 5.5 (the "Real Property") substantially in
                           ------------
the form of Exhibit D (the "Lease Assignment Agreement"). Purchaser and Seller
            ---------
acknowledge that Commerce Bank, the holder of the first mortgage on the Real Property (the "First Mortgage"), will not consent to the assignment of the lease pursuant to the Lease Assignment Agreement. Seller shall use its best efforts, at Purchaser's cost, to refinance the First Mortgage with a lender who will consent to the Lease Assignment Agreement prior to the Closing or as soon thereafter as possible.

         Section 1.6.      MRA Option.

         At Closing, Shareholders will cause MRA to give Purchaser a five-year option to purchase the real estate and property assets of MRA for $2,250,000.00 (less any mortgages, liens or other outstanding liabilities or encumbrances), substantially in the form of Exhibit E (the "MRA Option Agreement").

         Section 1.7.      Employment Agreement.

         At Closing, Purchaser will enter into an employment agreement with Joseph R. Schortz, substantially in the form of Exhibit F (the "Employment
                                                ---------
Agreement").

         Section 1.8.      Corporate Taxes; Limited Payment.


         (a) All federal, state and local tax returns and reports for the Seller for the period prior to the Closing will be promptly prepared and filed by Seller. All such tax returns must be reviewed by Purchaser prior to filing.


         (b) To the extent of any payments payable to any taxing authority by Seller or the Shareholders and attributable to periods on or through the Closing Date, Purchaser will pay Seller, upon presentation by Seller to Purchaser of written notice after the Closing, the amount of any such taxes due up to $50,000 in the aggregate to enable Seller or the Shareholders to pay such taxes when due. Any such payment shall be deemed part of the Purchase Price and shall be allocable to goodwill. In the event that any taxing authority refunds any of the amount paid by Purchaser in respect of Seller's taxes, Seller shall promptly pay the amount of such refund to Purchaser.


         Section 1.9.      LaSalle Business Credit Corporation Line of Credit.


         At Closing, Purchaser shall pay all amounts due and owing (the "LaSalle Obligations") from Seller to LaSalle Business Credit Corporation ("LaSalle") as set forth on Schedule 1.9 hereto.

         Section 1.10. Consent of Third Parties.

         Nothing in this Agreement shall be construed as an attempt or agreement to assign any Asset which is not capable of being validly assigned, conveyed and transferred without the consent of a third party unless such consent shall have been obtained and remains in full force and effect at the Closing. If such consent in respect of an Asset is not obtained prior to the Closing or does not remain in full force and effect at the Closing, Purchaser and Seller will use reasonable efforts to enter into a mutually agreeable, reasonable and lawful arrangement under which Purchaser obtains the benefits and assumes the obligations in respect thereto (but only to the extent such obligations would have constituted Assumed Liabilities if such assignment occurred on the Closing
Date) from and after the Closing Date in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Purchaser, and under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming the obligations to the same extent as if they would have constituted an Assumed Liability, any and all rights of Seller against a third person party thereto.

                                   ARTICLE II
                                 PURCHASE PRICE

         Section 2.1.      Purchase Price.
         The purchase price for the Assets and Business of Seller (the "Purchase Price") shall be comprised of (i) the Assumed Liabilities (as defined in Section
                                                                         -------
3.1) plus (ii) $200,000 paid pursuant to Section 2.3(b), plus (iii) the Stock
---  ----                                -------------
Purchase Component payable pursuant to Section 2.3(c) plus (iv) the LaSalle
                                       --------------

Obligations payable pursuant to Section 1.9. Section 2.2 Purchase Price
                                -----------
Allocation.

         The Purchase Price will be allocated in accordance with Schedule 2.2
                                                                 ------------
hereto. The parties agree that (a) they will allocate to accounts receivable consideration paid and received equal to the face value of such receivables as of the Closing Date less reserves as reflected on the Closing Date Balance Sheet; (b) they will allocate to inventory consideration paid and received equal to the lower of cost or market value as of the Closing Date less reserves as reflected on the Closing Date Balance Sheet; and (c) the parties will adopt and abide by the allocations provided for herein in all federal and state tax filings, and will take no position inconsistent therewith.


         Section 2.3.      Payment of Purchase Price.
         Purchaser shall pay the Purchase Price as follows:

         (a) Assumed Liabilities. At the Closing, Purchaser will assume the
             --------------------
Assumed Liabilities described in Section 3.1.
                                 -----------

         (b) Cash Payments. Seller acknowledges that HESG paid $100,000 to
             --------------
certain unsecured creditors of Seller on behalf of Seller on December 5, 2002 and will to pay to such unsecured creditors an additional $100,000 within sixty to ninety days of the date hereof or as otherwise agreed with such unsecured creditors. Seller has executed and delivered to HESG a Promissory Note dated December 4, 2002 in the amount of $100,000 (the "Promissory Note"); Corrola has executed and delivered to HESG a Pledge Agreement dated December 4, 2002 (the "Pledge Agreement"); and Schortz has executed and delivered to HESG a Guarantee dated December 4, 2002 (the "Guarantee"). At the Closing, the Promissory Note, Pledge Agreement and Guarantee will be terminated and cancelled. In addition, at Closing, Purchaser will pay the LaSalle Obligations to LaSalle by wire transfer or other immediately available funds.


         (c) Stock Purchase Component. (i) At Closing, subject to the holdback
             -------------------------
set forth in Section 2.3(d) below, Purchaser will deliver 1,000,000 shares of
             -------------
unregistered common stock (the "Shares") of HESG to Seller, such Shares to have a value of $900,000 based on the average closing bid price of the common stock of HESG as reported within the public markets for the fifteen (15) trading days prior to the date hereof (the "Transaction Price"). The aggregate number of Shares delivered pursuant to this Section 2.3(c), as adjusted pursuant to clause
                                  --------------
(ii) below, will be referred to herein as the "Stock Purchase Component".


         (ii) In the event that the average closing bid price of the HESG Common Stock is not $2.75 or more during any fifteen (15) consecutive trading days during the period from the nine month anniversary of the Closing Date to the twelve month anniversary of the Closing Date (the "Measurement Period"), the Purchaser will deliver promptly the number of additional shares of Common Stock of HESG (the "Additional Shares") calculated in accordance with the next sentence. The number of Additional Shares to be issued shall be the lesser of
(A) 1,250,000 shares and (B) the amount determined by subtracting from $2.75 the highest average closing bid price of the HESG Common Stock achieved over a fifteen (15) day moving average during the Measurement Period (the "Highest

Price"), multiplying the resulting dollar amount by 1,000,000 and then dividing the result by the Highest Price. Any Additional Shares issued shall be considered "Shares" and shall be included in the "Stock Purchase Component" for purposes of this Agreement. All shares of HESG common stock issued in connection with the transactions contemplated hereby, including the Shares and the Performance Bonus Shares, will be subject to a standard lock-up agreement, substantially in the form of Exhibit G (the "Lock-up Agreement").
                             ----------

         (d) Holdback Payment. At Closing, in accordance with the terms of an
             -----------------
escrow agreement, substantially in the form of Exhibit H (the "Escrow
                                               ---------
Agreement"), Purchaser will deliver into escrow 433,333 shares of HESG Common Stock (the "Holdback"). The Holdback will be subject to set-off for (i) any net accounts receivable of Seller in existence as of the Closing as shown on the Closing Date Balance Sheet and determined in accordance with Seller's customary practices (the "Net Accounts Receivable") that are not collected within 150 days of the Closing, and (ii) any other Indemnity Claims (as defined herein) under this Agreement which arise during the period of the Holdback. Seller covenants that it will assist Purchaser in the collection of outstanding Net Accounts Receivables in a manner consistent with past collection practices of Seller. Any uncollected Net Accounts Receivable set-off against the Holdback will be reassigned back to Seller and any amounts subsequently collected by Purchaser on account of such Net Accounts Receivable will be promptly turned over to Seller. No later than nine months after the Closing Date, subject to Purchaser's right to set-off, the Shares remaining in escrow, if any, will be delivered to Seller.


         (e) Performance Bonus. Purchaser will deliver to Seller an additional
             -----------------
200,000 restricted shares of common stock, subject to adjustment as described below (the "Performance Bonus Shares") of HESG (over and above the Stock Purchase Component) to Seller if Purchaser, or such other subsidiary or division of HESG as shall operate the Assets after the Closing, achieves the following performance goals during the twelve month period beginning on the day after the Closing Date (the "Measurement Period"):

         (i) gross revenues of at least 120% of the gross revenues of Seller for the fiscal year ended December 31, 2001; and


         (ii) gross operating margins of at least 25.3%;
         Such performance goals shall be calculated in a manner mutually agreeable to Seller and Purchaser in accordance with the principles set forth by
Schedule 2.3(e) hereto.
---------------

         In the event that Additional Shares are required to be issued pursuant to Section 2.3(c)(ii), Purchaser shall deliver to Seller a number of additional
   ------------------
Performance Bonus Shares equal to the lesser of (A) 250,000 and (B) the amount determined by subtracting the Highest Price from $2.75, multiplying the resulting dollar amount by 200,000 and then dividing the result by the Highest Price.

                                   ARTICLE III
                            ASSUMPTION OF LIABILITIES

         Section 3.1.      Assumption of Certain Liabilities.

         As consideration for the transfer of the Assets and Business to Purchaser, Purchaser agrees to assume at the Closing (a) the liabilities of Seller shown on Seller's December 31, 2001 balance sheet; (b) the obligations of future performance of Seller under the contracts and liabilities listed on
Schedule 5.13 as being assumed by Purchaser; and (c) any liabilities which are
-------------
entered into or incurred by Seller in the ordinary course of Seller's business (as provided in Article IV) after December 31, 2001 and prior to the Closing
                ----------
Date, to the extent permitted by the provisions of Article IV, but not including any federal or state income tax liability relating to the operation of Seller prior to the Closing Date; all of the foregoing liabilities being referred to herein as the "Assumed Liabilities".

         Section 3.2.      Limitation of Purchaser's Liabilities.

         Seller and Shareholders agree that except as expressly set forth in
Section 3.1 hereof, the Purchaser will not assume or pay any debts, liabilities,
-----------
or obligations of Seller or Shareholders and, without limiting the generality of the foregoing, will not assume or pay:

         (a) any obligations or liabilities to employees of Seller incurred by Seller prior to the Closing Date and not disclosed on the Interim Balance Sheet, including without limitation any obligation or liability under any collective bargaining agreement, or any pension, profit-sharing or other employee benefit plan affecting any employee or former employee of Seller;


         (b) any environmental liabilities;


         (c) any contingent liabilities based on Seller's sale or lease of defective products or equipment, Seller's failure to adequately warn any purchaser or user of its products and equipment or Seller's breach of any express or implied warranty made in connection with the sale or lease of any products or equipment;


         (d) except as set forth in Section 1.8(b) or 10.1, any tax liabilities
                                    --------------    ----
(and penalty and interest) of Seller or Shareholders;


         (e) any liabilities or obligations incurred by Seller after the Closing Date;


         (f) any liabilities or obligations incurred by Seller or Shareholders in connection with this Agreement and the transactions provided for herein, including without limitation, counsel and accounting fees;


         (g) any liabilities or obligations of Seller under any written contract, lease or other agreement which is not terminable by Purchaser without penalty on advance notice of thirty (30) or fewer days, other than the Scheduled Contracts being assumed; or


         (h) any liabilities or obligations of Seller to the extent the same is
(A) not disclosed or reserved against on Seller's December 31, 2001 balance sheet or in this Agreement (or in a schedule attached hereto), or if such liability or obligation is so disclosed or reserved, the amount by which such liability or obligation as finally determined exceeds the amount thereof so disclosed or reserved, unless such excess amount results from transactions in the ordinary course of Seller's Business, or (B) not incurred in the ordinary course of business after December 31, 2001 as provided in Article IV hereof.
                                                          ----------


         Section 3.3.      Retention of Liabilities Not Assumed by Purchaser.

         Except for those liabilities set forth in Section 3.1 hereof, Seller
                                                   -----------
shall retain all liabilities of Seller.

         Section 3.4.      Bulk Sales Tax Act.

         Purchaser and Seller shall comply with the Bulk Sales Tax Act of the State of New Jersey.


                                   ARTICLE IV
                          CONDUCT OF SELLER'S BUSINESS


         Section 4.1.      Conduct of Business Prior to Closing.

         From and after December 31, 2001 and pending the Closing, Seller and Shareholder covenant and agree that except as set forth in Schedule 4.1:
                                                           ------------

         (a) Seller's Business has been and will be conducted only in the ordinary and usual course of its Business, including normal commitments for the purchase of supplies and services and the sale of goods and services;


         (b) no contract requiring payments by or to Seller in excess of $20,000 in any annual period has been or will be entered into by or on behalf of Seller, other than in the ordinary and usual course of its Business;


         (c) Seller has not made and will not make any bonuses or salary or wage increases nor any contributions to any profit-sharing or pension plan, other than in the ordinary and usual course of its Business;


         (d) Seller has used and will use good faith efforts to preserve Seller's business organization intact, to keep available the services of present employees and to preserve Seller's reputation and goodwill and its relationship with its suppliers, customers, and others having relationships with it;


         (e) no reorganization, declaration, setting aside or payment of any dividend or other distribution in respect of any of Seller's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock has been or will be effected by Seller or Shareholders;


         (f) Seller has not paid, loaned or advanced and will not pay, loan or advance, any amounts to any Shareholder or any member of a Shareholder's family, except as disclosed in this Agreement or a schedule attached hereto;

         (g) Seller has not entered into and will not enter into any agreement or arrangement with any Shareholder or any member of a Shareholder's family, except as disclosed in this Agreement or a schedule attached hereto.


         (h) Seller has not sold or leased and will not sell or lease any of its assets or properties, tangible or intangible, except in the ordinary course of its business;


         (i) Seller has not and will not grant a new security interest in or otherwise encumber in any manner any of its assets or properties;


         (j) Seller has not incurred and will not incur any indebtedness for borrowed money except in the ordinary course of business pursuant to a credit agreement listed in Schedule 5.13; and


         (k) Seller has maintained and will maintain the Assets in good condition and repair and adequately insured.

         Section 4.2.      Access and Information.

         Seller will give to Purchaser and to Purchaser's officers, employees, counsel, accountants, auditors, and other independent contractors, representatives and designees full and unlimited access, during normal business hours and upon reasonable advance notice throughout the period after the signing hereof and prior to Closing, to Seller's offices, plants, properties, documents, contracts, commitments, title reports, surveys, tax returns, books and records, files and employees, related to Seller or the Business, will furnish Purchaser with copies of any such documents and will allow Purchaser (and its said representatives and designees) to inspect the accounting work papers and other records of Seller's independent auditors relating to the Business to the extent available, all in order that Purchaser and its designees may have full opportunity to make such legal, financial, tax, technical, accounting and other reviews and investigations of the Assets and the Business as Purchaser will desire to make. Purchaser's review and investigation hereunder will in no way be deemed to relieve Seller or Shareholder from any of the representations, warranties and agreements made herein. Purchaser will reimburse Seller for any reasonable out-of-pocket expense incurred in connection with the requirements of this Section 4.2. Notwithstanding anything to the contrary contained in this
     ------------
Section 4.2, the confidentiality agreement contained in paragraph 12 of the Letter of Intent, dated March 20, 2002, between Seller and HESG (the "Confidentiality Agreement") shall remain in full force and effect and shall survive the execution and delivery of this Agreement.

         Section 4.3.      Compliance with Laws, etc.

         Seller will comply with all laws applicable to it and to the conduct of the Business and Seller will cause the Business to be conducted in such a manner that on the Closing Date the representations and warranties contained in this Agreement will be as though such representations and warranties were made on and as of such date, except as otherwise indicated.

                                    ARTICLE V
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                           OF SELLER AND SHAREHOLDERS

         Seller and Shareholders, with respect to Seller, the Assets and the Business, jointly and severally represent, warrant and agree, as of the date hereof, that:

         Section 5.1.      Organization and Good Standing.

         Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Scheduled Contracts (as hereinafter defined). Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction where the failure to be so qualified would have a material adverse effect on the Business or the Assets. Schedule 5.1 contains true and correct copies of Seller's Organizational
        -------------
Documents.

         Section 5.2.      Authorization; No Conflict.


         (a) This Agreement and the transactions contemplated hereby have been, or will have been prior to Closing, duly authorized and approved by Seller, its officers, directors and shareholders, and this Agreement, upon such approval, constitutes the legal, valid, and binding obligation of Seller and Shareholders, enforceable against Seller and Shareholders in accordance with its terms. Upon the execution and delivery by Seller, Shareholders or MRA, as applicable, of the General Assignment and Bill of Sale, Assignment and the Assumption Agreement, the Non-Competition Agreement, the Lease Assignment Agreement, the Employment Agreement, the Escrow Agreement and any other agreement or instrument executed and delivered by Seller, Shareholders or MRA to effectuate the transactions contemplated hereby (collectively, the "Ancillary Documents"), the Ancillary Documents will constitute the legal, valid, and binding obligations of Seller and Shareholders, or MRA, as the case may be, enforceable against Seller and Shareholders, or MRA, as the case may be, in accordance with their respective terms. Seller and Shareholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Ancillary Documents and to perform their obligations under this Agreement and the Ancillary Documents. Seller and the Shareholders will in good faith cause MRA to take any and all such action as may be necessary such that the representations and warranties of this Section 5.2(a) would be true if such affiliate were a
                       --------------
party hereto.


         (b) Except as described in Schedule 5.2(b), neither the execution and
                                    ---------------
delivery of this Agreement and the Ancillary Documents nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

         (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller, or (B) any resolution adopted by the board of directors or the shareholders of Seller;


         (ii) to the knowledge of Seller, contravene, conflict with, or result in a violation of, or give any governmental body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller or Shareholders, or any of the assets owned or used by Seller, may be subject;


         (iii) to the knowledge of Seller, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by Seller or that otherwise relates to the Business, or any of the Assets;


         (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Scheduled Contract provided that the consents listed in Schedule 5.2(c) and Schedule 5.13 are
                                     ---------------     -------------
         obtained; or


         (v)result in the imposition or creation of any encumbrance upon or with respect to any of the Assets.

         (c) Except as described in Schedule 5.13 with respect to the Scheduled
                                    -------------
Contracts and in Schedule 5.2(c) with respect to all other matters, neither
                 --------------
Seller nor any Shareholder is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or any Ancillary Documents or the consummation or performance of any of the transactions contemplated hereby and thereby. Schedule 5.2(c)
                                                            ---------------
shall also specify whether each consent referenced therein is required to be obtained before or after Closing.


         Section 5.3.      Capitalization.


         Seller's authorized capital stock consists solely of 1,000 shares of common stock, of which 200 shares of common stock are issued and outstanding. Corrola is the sole record and beneficial owner of all of the outstanding shares of Seller. Schortz and the Botanical Trust (the "Trust") own all of the issued and outstanding shares of capital stock of Corrola. Schortz is the sole trustee of Trust and has sole power and authority to vote and make investment decisions on its behalf.

         All of Seller's issued and outstanding shares have been validly issued and are fully paid and non-assessable. Except for the outstanding shares described above or in Schedule 5.3, no Person has, or has any right or interest
                      -------------
in, or claim to or by reason of, any equity securities of Seller, and there are no outstanding options, warrants, agreements, subscriptions or rights of any kind obligating Seller to issue any equity securities or any securities or debt obligations convertible into or exchangeable for any equity securities of Seller. Except as described in Schedule 5.3, there is no agreement, restriction
                               ------------
or claim restricting the transfer of, or otherwise relating to, the shares of Seller. Seller does not own or control directly or indirectly, any stock or other securities of, nor in any manner control, any corporation, association, or business organization.

         Section 5.4.      Financial Information; Material Adverse Change.


         (a) Attached as Schedule 5.4 are: (i) consolidated balance sheets of
                         ------------
Seller as at December 31, 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended (including the notes thereto, the "Balance Sheet"), and (ii) an unaudited consolidated balance sheet of Seller as at September 30, 2002, and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the nine months then ended, including in each case the notes thereto (the "Interim Balance Sheet"). Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles, consistently applied ("GAAP"), subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). No financial statements of any person other than Seller are required by GAAP to be included in the consolidated financial statements of Seller.


         (b) Since the date of the Balance Sheet through the date hereof, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Seller, and, to the best of Seller's knowledge, no event has occurred or circumstance exists that may result in such a material adverse change; nor has there been any damage, destruction or loss adversely affecting the Assets or Business


         Section 5.5.      Assets.


         (a) Schedule 5.5 contains a complete and accurate list of all real
             ------------
property, leaseholds, or other interests therein owned or occupied by Seller (the "Real Property"). Seller has delivered or made available to Purchaser copies of the deeds and other instruments (as recorded) by which Seller acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller and relating to such property or interests. Seller owns (with good and marketable title in the case of real property, subject only to the matters permitted by Section 5.5(b))
                                                                -------------
all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed on Schedule 5.5 and personal property sold since the date of the
                   ------------
Balance Sheet and the Interim Balance Sheet, as the case may be, in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by Seller since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed on Schedule 5.5.
                           -------------

         (b) Except as described in Schedule 5.5(b), all material properties and
                                    ---------------
assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (i) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (iii) liens for current taxes not yet due, and
(iv) with respect to real property, (1) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto for the use heretofore conducted, or impairs the operations of Seller, and (2) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.


         Section 5.6.      Condition and Sufficiency of Assets.


         To the knowledge of Seller, the buildings, plants, structures, and equipment of Seller are structurally sound, are in operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To the knowledge of Seller, the building, plants, structures, and equipment of Seller are sufficient for the continued conduct of Seller's businesses after the Closing in substantially the same manner as conducted prior to the Closing.


         Section 5.7.      Accounts Receivable.


         Schedule 5.7 contains a complete and accurate list of all accounts
         ------------
receivable of Seller as of the date of the Interim Balance Sheet, which list sets forth the aging of such accounts receivable.


         Section 5.8.      Inventories.


         All inventory of Seller, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value or reserved (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the inventories as of the Closing Date than the reserve, if any, reflected in the Interim Balance Sheet represented of the inventory reflected therein) in the Balance Sheet or the Interim Balance Sheet or on the accounting records of Seller as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on an average weighted cost basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, after giving effect to the reserves, but are reasonable in the present circumstances of Seller.


         Section 5.9       No Undisclosed Liabilities.

         Except as set forth in Schedule 5.9, Seller has no liabilities or
                                ------------
obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.


         Section 5.10.     Taxes.


         Except as set forth in Schedule 5.10, Seller has filed all federal,
                                -------------
state and local tax returns and reports required by law to have been filed by it, and has paid all taxes, assessments, and penalties due and payable by it. There are no federal, state or local tax liens (other than a lien for property taxes not delinquent) against any of the Assets, nor are there any overdue federal, state or local taxes with respect to the Business or any of the Assets. At Closing, all taxes and other assessments and levies which Seller is required by law to withhold or collect, will have been duly withheld and collected, and if due, will be paid over to or deposited with the proper governmental authorities, except as disclosed in the Interim Balance Sheet. Except as set forth in Schedule 5.10, Seller has furnished to Purchaser true and correct copies of all income tax returns of Seller for the three most recent fiscal years and any subsequent interim fiscal period for which Seller has filed such tax returns, and true and correct copies of all real estate and personal property tax bills and tax returns of Seller for the most recent full fiscal year and period for which Seller has filed such tax returns or received such tax bills. Seller is not presently under nor has it received any notice of, any contemplated investigation or audit by the Internal Revenue Service or any state or local government or governmental agency concerning Seller's taxes.


         Section 5.11.     Litigation.


         Except as disclosed in Schedule 5.11, there is no action, suit,
                                -------------
proceeding, or investigation pending or, to Seller's knowledge, currently threatened against Seller that questions the validity of this Agreement or any Ancillary Documents or the right of Seller to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, business, properties, prospects, or financial condition of Seller. The foregoing includes any action, suit, proceeding, or investigation pending or currently threatened involving the prior employment of any of Seller's employees, their use in connection with Seller's business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers, or negotiations by Seller with potential backers of, or investors in, Seller or its proposed business. Seller is not a party to or, to the best of its knowledge, named in or subject to any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. To the best knowledge of Seller, no complaints or charges of unlawful conduct have been made against Seller, any employees or officers of Seller, or any of the Shareholders that relate in any way to the Assets or Business. Purchaser is not assuming any liability with respect to any pending or threatened litigation or administrative investigation or proceeding or with respect to any such complaints or charges of unlawful conduct.


         Section 5.12.     Compliance with Laws.

         Except as set forth in Schedule 5.12, Seller, its Assets and Business
                                -------------
are in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except for such non-compliance as would not have a material adverse effect on the Assets or the Business. To Seller's knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time)
(a) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (b) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature except for any such violation, failure or obligation as would not have a material adverse effect on the Business or Assets. Neither Seller nor any Shareholder has received any notice or other communication (whether oral or written) from any governmental body or any other person which is pending as of the date hereof regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (y) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Without limiting the generality of the foregoing, to the best of Seller's and the Shareholders' knowledge, Seller is not in violation of any applicable Legal Requirement relating to the environment or occupational health and safety, and to the best of their knowledge, no material expenditures are required in order to comply with any such existing statute, law, or regulation.


         Section 5.13.     Contracts.


         Schedule 5.13 is a complete list of each oral or written contract,
         -------------
agreement, lease, mortgage, note, open written purchase order, or any other obligation or commitment of Seller or of any Shareholder pertaining to Seller, the Assets or Business requiring payment by or to Seller in excess of $20,000 in any annual period and which Purchaser shall assume (the "Scheduled Contracts"). True and correct copies of each of the Scheduled Contracts have been furnished to Purchaser. Each of the Scheduled Contracts contains the entire agreement of the parties thereto, with respect to the subject matter thereof, is in full force and effect, is valid and enforceable in accordance with its terms, is adequate to accomplish the purposes for which it is intended and contains only terms normal and reasonable for the conduct of the Business. To Seller's Knowledge, no party is in default under any such Scheduled Contract, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such Scheduled Contract. Schedule 5.13,
                                                              -------------
shall also specify (i) whether the consent or approval of any third party is required to transfer or assign a Scheduled Contract and (ii) in each case where a consent or approval is required, whether it is to be obtained before or after Closing. Except as noted on Schedule 5.13, as of the Closing Date, Seller will
                            -------------
not be in default under any Scheduled Contract.


         Section 5.14.     Employee Benefit Plans.


         Except as described in Schedule 5.14, Seller has no bonus, pension,
                                -------------
profit sharing, or retirement income, stock purchase, stock option, hospitalization insurance or similar agreements, plans or practices, formal or informal, covering any of the employees employed in the Business, or under which Seller has any present or future obligation or liability or under which any current or former employee of Seller has any present or future rights to benefits (the "Employee Plans"). Each Employee Plan which is an employee pension benefit plan, as defined in Section 3.2 of ERISA, which is intended to be qualified within the meaning of Section 401(a) of the Code (the "Pension Plan"), has been determined by the Internal Revenue Service to be qualified. Except as set forth in Schedule 5.14, each Employee Plan has been operated and
             -------------
administered in accordance with the requirements of ERISA and the Code. Seller is not and has never been a party to a Multi-Employer Plan and has no current or due "withdrawal liability" with respect to any such Multi-Employer Plan. Purchaser is not assuming any liability of Seller to any of Seller's employees by reason of any Employee Plans. Seller shall terminate all of the Employee Plans as soon as practicable after the Closing at Seller's expense. Seller is not a party to any collective bargaining agreements or other labor union or similar agreements, and Seller is not the subject of or threatened by any strike or other labor disturbance by any group of employees, and no attempt or plan to organize Seller's employees is threatened or contemplated. Except as disclosed in Schedule 5.11, there are no claims, nor, to the best knowledge of Seller, has
   -------------
any event occurred which could be the basis for any claim under workmen's compensation, occupational safety and health, ERISA or similar laws and regulations.


         Section 5.15.     Customers and Suppliers.


         Seller has furnished to Purchaser a complete list of all of Seller's customers with whom Seller has done business within the past twelve months. Except as disclosed in Schedule 5.15, none of Seller's customers accounted for
                       -------------
more than 5% of Seller's revenues during such period. Seller has not received any written notice that any customer or supplier of Seller intends to terminate or modify its relationship with Seller and Seller agrees to immediately notify Purchaser of any change or prospective change in any such relationship occurring prior to or after the Closing. Except as described in Schedule 5.15, Seller has
                                                      -------------
not engaged in any forward selling or granted any sales or terms of sale to any customer not consistent with past practice. There are no customer prepayments or deposits, except to the extent disclosed in Schedule 5.15.
                                            -------------


         Section 5.16.     Books of Account, Returns and Reports.


         Seller's books of account reflect all items of income and expense, and all of Seller's assets, liabilities and accruals.


         Section 5.17.     Transactions with Affiliates.


         Except as disclosed in this Agreement, Schedule 5.17 or another
                                                -------------
schedule attached hereto, neither Seller nor any of its shareholders, officers or directors, nor any relative of any of their shareholders, officers or directors owns any shares of stock or other securities of, or has any other direct or indirect interest in, any person, firm, corporation or entity which has a material business relationship (as creditor, lessor, or otherwise) with Seller.


         Section 5.18      Franchises, Permits and Licenses.


         Schedule 5.18 contains a complete and correct list or summary
         -------------
description of all material franchises, permits, licenses, approvals and other authorizations from federal, state and local governmental authorities held by Seller in connection with the conduct of the Business or the Real Property as presently conducted. True and complete copies of each such written franchise, permit, license, approval and authorization have been delivered to Purchaser. To the best of Seller's knowledge, no claim is pending or threatened to revoke any of said franchises, permits, licenses, approvals, and other authorizations or to declare them invalid in any respect. There are no additional material franchises, permits, licenses, approvals or authorizations necessary for the conduct of the Business or the Real Property as presently conducted.


         Section 5.19.     Employees.


         Schedule 5.19 is a complete list of all the employees of Seller
         -------------
employed in the business and, for each such employee, his or her current title, exempt or non-exempt status, salary or wage, date of hire, and bonuses and salary increases within the past year. Except as disclosed in Schedule 5.19,
                                                              -------------
there are no employment contracts with any of the employees that require Seller to employ an employee for a fixed term or restrict the right of Seller to terminate such employee. To the best of Seller's knowledge, no former employee of Seller is currently engaged, directly or indirectly, in competition with Seller, except as disclosed on Schedule 5.19.
                               -------------


         Section 5.20.     Insurance.


         Seller has in full force and effect the insurance coverages listed in
Schedule 5.20. Said insurance is in compliance with all the leases and contracts
-------------
of Seller and will insure the Assets and Business of Seller through the Closing.


         Section 5.21.     Intellectual Property.


         Schedule 5.21 contains a complete list of patents and pending patent
         -------------
applications of Seller. Except for agreements with its own employees or consultants which contain provisions regarding ownership of intellectual property and standard end-user license agreements, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Seller bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes of any other person or entity. Except as described in Schedule 5.21, Seller has not
                                                   -------------
received any communications alleging that it has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights or processes of any other person or entity. Except as described in Schedule 5.21,
                                                                -------------
neither Seller nor Shareholders is aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of Seller or that would conflict with Seller's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Seller's business by the employees of Seller, nor the conduct of Seller's business as proposed, will, to the best of Seller's and the Shareholders' knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. Seller and the Shareholders do not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Seller.


         Section 5.22.     Conditions Affecting Seller.


         To the best of Seller's knowledge, there are no conditions existing with respect to Seller's markets, products, facilities, personnel or raw material supplies which might materially and adversely affect the Assets, the Business or business prospects of Seller, other than such conditions as may affect the industry in which Seller participates as a whole.


         Section 5.23.     Disclosure.


         No representation or warranty by Seller or Shareholders herein or in any statement, certificate, schedule or document furnished or to be furnished by Seller or Shareholder to Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


         Section 5.24      Investment.


         Seller and Shareholders each (a) understand that the Shares and the Performance Bonus Shares, if any, have not been, and will not be, registered under the Securities Act of 1933, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) are acquiring the Shares and the Performance Bonus Shares, if any, solely for its or his own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning the Purchaser and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares and the Performance Bonus Shares, if any, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Shares and the Performance Bonus Shares, if any, and (f) is an accredited investor (as defined under the Securities Act of 1933).


         Section 5.25.     Knowledge


         For purposes of this Article V, the phrase "to the best of Seller's knowledge", and phrases of similar import will mean all matters that are known by a Shareholder, the management of Seller, the members of the board of directors of Seller, or one or more of any of the foregoing.


                                   ARTICLE VI
             REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PURCHASER

         Purchaser and HESG hereby jointly and severally represent, warrant and agree, as of the date hereof, that:


         Section 6.1.      Organization and Good Standing.

         Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, and has requisite corporate power and authority to execute and perform this Agreement and the transactions contemplated hereby. HESG is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with full corporate power and authority to conduct its business as it is now being conducted, and has requisite corporate power and authority to execute and perform this Agreement and the transactions contemplated hereby.


         Section 6.2.      No Violation; No Consents.


         Purchaser and HESG have taken or will take prior to Closing all necessary or appropriate action to enable Purchaser and HESG to enter into, execute, deliver and perform this Agreement including, without limitation, the reservation by HESG of that number of authorized Shares which are or may be required to be delivered by Purchaser as Shares, Additional Shares, Performance Bonus Shares or Options (as defined in the Employment Agreement) or the Option Payment (as defined in the Option Agreement) (collectively, the "Transaction Shares"). The execution and the performance of this Agreement, and the consummation of the transactions contemplated hereby including the issuance and delivery of the Transaction Shares, (a) to the knowledge of HESG and Purchaser will not violate any Legal Requirements applicable to either of them, (b) does not and will not violate any provision of the Organizational Documents of Purchaser or HESG, and (c) will not violate or result in the breach of any term or provision of, or constitute a default or accelerate maturities under any loan or other similar agreement, instrument, indenture, mortgage, deed of trust, or other restriction to which Purchaser or HESG is a party or by which any of Purchaser's or HESG's property is bound.


         Section 6.3.      Validity of Agreement.


         This Agreement and the transactions contemplated hereby, including the issuance and delivery of the Transaction Shares, have been duly authorized and approved by the board of directors of Purchaser and HESG, as applicable, and this Agreement has been duly executed and delivered by Purchaser and HESG and is the legal, valid and binding obligation, enforceable in accordance with its terms, of Purchaser and HESG. No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby, or the performance or compliance by Purchaser and HESG with any of the terms, provisions or conditions hereof.


         Section 6.4.      Financial.


         Purchaser has or will have as of the Closing Date the financial capability of completing the transactions contemplated hereby.


         Section 6.5.      Litigation.


         Except as disclosed in Schedule 6.5, there is no action, suit,
                                ------------
proceeding, or investigation pending or, to Purchaser's or HESG's knowledge, currently threatened against Purchaser or HESG that questions the validity of this Agreement or any Ancillary Documents or the right of Purchaser or HESG to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, business, properties, prospects, or financial condition of HESG and its subsidiaries, taken as a whole.


         Section 6.6.      SEC Reports.


         Since December 31, 2001, HESG has timely filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC"), including, without limitation (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all Current Reports on Form 8-K, (4) all other reports or registration statements and (5) all amendments and supplements to all such reports and registration statements (collectively, the "SEC Reports"), except where the failure to file any such forms, reports, statements or other documents would not have a material adverse effect on HESG's or Purchaser's ability to perform the transactions contemplated hereby. HESG has never filed a proxy statement or held any meetings of stockholders (whether annual or special). The SEC Reports (x) were prepared in all material respects in accordance with all Legal Requirements (including, with respect to the SEC Reports, the Securities Act and the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports) and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE VII
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION


         Section 7.1.      Survival of Representations and Warranties.

         The representations and warranties of the parties contained in this Agreement or in any schedule or exhibit or other writing delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, will survive the Closing for a period of one year after the Closing Date except for (i) representations and warranties regarding equipment of Seller which will lapse at Closing and (ii) representations and warranties with respect to taxes and title, which will survive for the applicable statute of limitations. Liability for intentional misrepresentation will survive without regard to the foregoing limitation. Nothing contained in this Section 7.1 will
                                                              -----------
be deemed to affect the continuing obligations of the parties hereto, including, without limitation, the obligations of the parties under Section 7.2 hereof
                                                         -----------

         Section 7.2.      Indemnification.

         The parties agree to indemnify each other as follows:

         (a) Seller's and Shareholders' Indemnity. Seller and Shareholders,
             -------------------------------------
jointly and severally, agree to indemnify and defend Purchaser, and its successors and assigns, and to hold them harmless from and against any and all damages, claims, deficiencies, losses, liabilities, obligations, and expenses (including reasonable attorneys' fees) of every kind and description arising from or relating to (i) the operation of the Business prior to the Closing including any liability arising out of the actions, decisions or orders of the New Jersey Department of Environmental Protection with respect to events occurring prior to the Closing; (ii) any misrepresentation or breach of warranty hereunder by Seller or Shareholders; or (iii) other nonfulfillment of any of Seller's or Shareholders' obligations under this Agreement ("Indemnity Claims").


         (b) Purchaser's Indemnity. Purchaser and HESG each agrees to indemnify
             ---------------------
and defend Seller, and its successors and assigns, and Shareholders, and to hold them harmless from and against any and all damages, claims, deficiencies, losses, liabilities, obligations, and expenses (including reasonable attorneys' fees) of every kind and description arising from or relating to (i) the operation of the Business by Purchaser subsequent to the Closing, (ii) any misrepresentation or breach of warranty hereunder by Purchaser or HESG, (iii) other nonfulfillment of any of Purchaser's obligations under this Agreement, or
(iv) any claim against a Shareholder or the beneficiary of the Trust with respect to any Assumed Liability or under a personal guarantee of any Assumed Liability ("Indemnity Claims").


         (c) Notice and Defense of Third Party Claims. A party hereto agreeing
             ----------------------------------------
to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and a party entitled to indemnification hereunder is referred to as the "Indemnified Party." An Indemnified Party under this Agreement will give written notice to the Indemnifying Party hereunder with respect to any assertion by a third party of any liability which the Indemnified Party has reason to believe might give rise to an Indemnity Claim under this Agreement. Such notice will set forth in reasonable detail the nature of such action or claim, and include copies of any written complaint, summons, correspondence or other communication from the party asserting the claim or initiating the action. As to any such Indemnity Claim which involves a third party, the Indemnifying Party will assume and thereafter control the defense of such Indemnity Claim. The Indemnified Party will be entitled, together with the Indemnifying Party, to participate in the defense, compromise or settlement of any such matter through the Indemnified Party's own attorneys and at its own expense, but the Indemnifying Party will have control thereof. The Indemnified Party will provide such cooperation and such access to its books, records and properties as the Indemnifying Party will reasonably request with respect to such matters and the parties hereto agree to render each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense thereof. An Indemnifying Party will not make any settlement of any Indemnity Claims, other than Indemnity Claims strictly for monetary damages as to which the Indemnifying Party agrees to be responsible, without the written consent of the Indemnified Party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, an Indemnified Party may withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business in its discretion.


         (d) Resolutions of Disputes; Notice of Dispute. The parties should use
             ------------------------------------------
all good faith efforts to resolve amicably any dispute arising under this Agreement. To the extent that the parties have been unable to resolve any such dispute within thirty (30) days after written notice given by either party to the other party, such dispute shall be settled by means of arbitration as provided herein upon written notice given by either party to the other party (the "Dispute Notice") and to the umpire hereafter established. Except to the extent required by law, the proceedings shall be confidential and shall not be disclosed or discussed with persons not parties to this Agreement without the consent of both parties. In the event a party to a dispute may suffer irreparable harm or injury, such party shall have the ability to seek provisional remedies, including but not limited to injunctive relief and other equitable remedies, to the fullest extent permitted by law pending completion of the process provided under this Section 7.2(d) through 7.2(m). Nothing herein
                                --------------         ------
shall require either party to submit to arbitration hereunder any dispute arising out of or relating to a third party claim properly commenced in a court of law or equity against a party to this Agreement if such third party refuses to submit to arbitration as described herein.


         (e) Umpires. Within thirty (30) days after the Dispute Notice is given,
             -------
the parties shall select one (1) umpire meeting the requirements of Subsection
(i) below. In addition to meeting the requirements of Subsection (i) below, the
                                                      --------------
umpire must also satisfy the requirements described in Subsection (ii) below.
                                                       ---------------

         (i) The umpire shall be an individual residing in the States of New York or New Jersey who has been a licensed attorney in the jurisdiction in which he practices law, with a minimum of twenty (20) years experience in a practice that is substantially corporate and commercial in nature.


         (ii) In addition to the requirements described in Subsection (i) above,
                                                           --------------
         the umpire selected hereunder must:

                  (A) be free of any potential for bias or conflict of interest with respect to either of the parties hereto, directly or indirectly or by virtue of any direct or indirect financial interest, family relationship or close friendship; and


                  (B) be in a position to hear the dispute immediately and thereafter render a resolution within the time specified herein.

         (iii) If the umpire is not selected within the period of time specified, each party shall promptly select an umpire, which umpires shall select a third umpire who shall be the sole umpire. Such selection shall be in accordance with the requirements of this Section
                                                                        -------
         7.2(e). The umpire to be selected pursuant to this Section 7.2(e) must
         ------                                             --------------
         be designated within thirty (30) days after the expiration of the period described in this Section 7.2(e) above.


         (iv) Anything to the contrary herein notwithstanding, the following persons are not eligible to be an umpire under this Section 7.2(e): (a)
                                                             --------------
         an employee or principal of any party to the dispute; or (c) any person having material or undisclosed financial or personal interests dependent on the success or failure of any of the parties.

         (v) An umpire shall disqualify himself if he is unable to handle the process promptly so as to render a resolution within a reasonable time, but in no event to exceed forty-five (45) days after final hearing and/or briefs are submitted and in all events not to extend beyond six months from the date the umpire is chosen, or such longer period to which the parties and the umpire may agree.


         (f) Time and Place of Arbitration. The arbitration shall be held at
             -----------------------------
such place as the umpire may determine within the immediate Woodbridge, New Jersey area, or such other location to which the parties may agree, to commence not later than ten (10) days after the umpire has been determined in accordance with Section 7.2(e). The parties shall present their arguments to the umpire in
     --------------
the form of a written submission and may, if permitted by the umpire, present oral argument to the umpire and witnesses to testify, but such witness testimony shall only be with respect to the disputed facts of the matter.


         (g) Fees. All fees and expenses (including transcripts, room rental and
             -----
fees of the umpire) of alternative dispute resolution, shall be paid as follows:
25% by the party served with the Dispute Notice and 25% by the person(s) serving the Dispute Notice, with the remaining 50% allocated 10% to the prevailing party and 40% to the nonprevailing party, as determined by the umpire (if the umpire does not determine a prevailing party then equally to the parties). The umpire shall have the right to decide that a party has acted in bad faith (in which case he may shift the other party's entire share of fees and expenses to the bad faith party). The fees payable to the umpire shall be his usual hourly rates for consulting or dispute resolution services, as the same may be in effect from time to time. Each party shall pay its own legal fees, costs and disbursements.


         (h) Discovery. Each party shall be entitled to discovery only by way of
             ----------
inspection and copying of all relevant documents within the care, custody or control of a party or a witness. All discovery shall be complete within thirty
(30) days of the appointment of the umpire. All documents to be relied upon by any party to the proceeding shall be provided to the others no later than two weeks before the hearing date for the proceedings. No depositions shall be taken except as may be ordered by the umpire and then only in the event there is a dispute as to relevant facts. The time periods for discovery may be extended by the umpire for good cause, provided that he is able to meet the time requirements of Sections 7.2(e) and (l).


         (i) Hearing. There shall be no live testimony taken at any hearing held
             -------
by the umpire except such live testimony as may be ordered by the umpire and then only in the event of a dispute with respect to relevant facts.


         (j) Provisional Remedies. When appropriate under applicable New Jersey
             --------------------
substantive and procedural law, the umpire shall have full and complete authority to award provisional relief, on an ex parte basis or otherwise. Additionally, notwithstanding any other provision of this Agreement, in the event an umpire is not yet selected, the parties hereto shall be permitted to apply to a court of competent jurisdiction for appropriate injunctive relief in the event of a breach of this Agreement.

         (k) Monetary Remedies. Damages shall be limited to compensatory
             ------------------
damages, which is defined as recovery of otherwise unrecovered costs or expenses resulting from any Indemnity Claim for which an Indemnified Party is entitled to seek indemnification pursuant to Section 7.2(a) or 7.2(b), as applicable, except
                                 --------------    -----
in the case of fraud or willful misconduct of the Indemnifying Party. No party shall be entitled to damages that are indirect, consequential or punitive, including, but not limited to, loss of profits, loss of use of property or business interruption except in the case of fraud or willful misconduct of the Indemnifying Party. Each party shall bear its own costs and expenses, including reasonable attorneys' fees, except as may be permitted by Section 7.2(g) hereof.
                                                          --------------
The limitations described in this Section 7.2(k) shall only apply to arbitration
                                  --------------
proceedings under this Agreement and shall specifically not apply to any proceeding properly commenced in a court of law or equity.


         (l) Time for Resolution. The umpire shall make the award and serve
             --------------------
notice thereof upon all parties within six (6) months of the date the umpire is designated, or such longer period to which the parties to the dispute and the umpire may agree.


         (m) Umpire's Decision. The umpire shall make his decision through
             -----------------
written findings of fact and conclusions of law distributed to the parties to the dispute. He shall apply the substantive law of the State of New Jersey without giving effect to any conflict of laws provisions thereof. The umpire's decision shall be appealable to a court of competent jurisdiction only on the basis of mistakes of law or mathematical errors in the decision, or fraud in which case the umpire's award will be deemed to have been procured by "undue means" and "beyond his power." Any party may apply to a court of competent jurisdiction to have the umpire's decision confirmed, reviewed, modified, affirmed or remanded to the umpire with directions."


         (n) Indemnification Limitation. Notwithstanding anything in this
             --------------------------
Section 7.2 to the contrary, the Indemnifying Party shall only be liable for
-----------
indemnification with respect to Indemnity Claims under this Section 7.2 to the
                                                            -----------
extent that any such Indemnity Claims exceed, in the aggregate, $25,000 (the "Basket Amount"), and then only for the amount by which such Indemnity Claims exceed the Basket Amount. Purchaser's sole remedy against any Shareholder pursuant to the provisions of this Section 7.2 shall be the right to return of
                                   -----------
the Shares delivered or to be delivered to Seller pursuant to Section 2.3, with
                                                              -----------
the number of Shares in satisfaction of any Indemnity Claim determined based on the greater of the value of the Shares as of the Closing Date (with such value determined in accordance with Section 2.3(c)) or the value of the Shares as of
                              ---------------
the time that Purchaser makes the Indemnity Claim (with such value based on the average closing bid price of the Shares on the 15 trading days preceding the date on which the Indemnity Claim is made).


         (o) Brokers. Each party hereto agrees to indemnify the other and agrees
             -------
to hold the other harmless against any claim or claims for brokerage or other commission relative to the transactions contemplated herein due to any acts or things done by its employees, agents or consultants.


         Section 7.3.      Purchaser's Right of Setoff.

         In the event of (i) an Indemnity Claim against Seller which is agreed to or not disputed within 10 days, or (ii) an Indemnity Claim against Seller after judgment or award or adverse to Seller as provided above, which remains uncured or unsettled for 60 days or more after notice of the Indemnity Claim is given by Purchaser to Seller, then Purchaser and/or its affiliates will have the right, but not the obligation, to set off the amount of the Indemnity Claim against any then remaining obligation of Purchaser and/or its affiliates to Seller, regardless of the source of such obligation.


                                  ARTICLE VIII
                       CONDITIONS PRECEDENT TO THE CLOSING


         Section 8.1.      Conditions To Purchaser's Performance.


         Purchaser's obligations to purchase and pay the purchase price for the Assets are subject to the following express conditions:


         (a) Representations and Warranties True. The representations and
             ------------------------------------
warranties of Seller and Shareholders contained in this Agreement will be true and correct on and as of the Closing Date (as if made on the Closing Date), and Seller will have delivered to Purchaser a certificate to such effect, dated as of the Closing Date and signed by its President, which certificate will be in form and substance reasonably satisfactory to Purchaser.


         (b) Covenants Performed. All of the covenants of Seller and
             --------------------
Shareholders set forth herein and which were to be performed at or prior to the Closing Date will have been duly performed, and Seller will certify to such effect in the certificate provided for in Section 8.1(a) hereof.
                                          --------------


         (c) Litigation. There will not have been instituted or threatened, on
             -----------
or before the Closing Date, any action or proceeding before any court or governmental agency or body or by a public authority with respect to the acquisition of the Assets or Business as contemplated hereby.


         (d) Other Agreements. All Ancillary Documents will have been fully
             -----------------
executed and delivered.


         (e) Consents. Seller will have obtained all required consents or
             ---------
approvals in writing of all parties whose consent or approval is required to be obtained prior to the Closing Date as set forth on Schedule 5.3(b) and Section
                                                   ---------------     -------
5.13.
-----


         (f) Opinion of Counsel. Counsel for Seller will have delivered to
             ------------------
Purchaser an opinion, dated as of the Closing Date in the form set forth on
Exhibit I.
----------


         (g) Audits and Inspections. Seller will have permitted Purchaser to
             -----------------------
make such audits and inspections as Purchaser deems reasonably appropriate as provided for in Article 4 hereof. Such audits and inspections by Purchaser will not affect any of the representations and warranties made by Seller and Shareholders in this Agreement and will not, under any circumstances constitute a waiver of Purchaser's indemnification rights under Article VII hereof, or
                                                     -----------
otherwise relieve Seller or Shareholders of any liability thereunder.

         (h) Phase I Environmental Report. Purchaser shall have received a Phase
             -----------------------------
I environmental report regarding the Real Property satisfactory to it.


         (i) Financing. Purchaser or HESG shall have received, no later than the
             ----------
Closing Date, debt financing from LaSalle and equity financing from a third party sufficient to enable Purchaser to satisfy the LaSalle Obligations and any other requirements imposed by LaSalle, in each case on terms satisfactory to Purchaser and HESG.


         (j) Audit Report. Purchaser shall have received the unqualified or
             -------------
"clean" audit report of Amper, Politziner & Mattia, independent certified public accountants, with respect to the financial statements referred to in Section 5.4(a)(i) hereof, and such financial statements as audited and reported on by Amper Politziner & Mattia shall not include any material adverse changes from the version of such financial statements delivered upon execution of this Agreement.

         Section 8.2.      Conditions to Seller's Performance.


         Seller's obligations pursuant to this Agreement are subject to the following conditions:


         (a) Representations and Warranties True. The representations and
             -----------------------------------
warranties of Purchaser contained in this Agreement will be true and correct on and as of the Closing Date (as if made on the Closing Date), and Purchaser will have delivered to Seller a certificate to such effect, dated as of the date of Closing and signed by its President or a Vice President, which certificate will be in form and substance reasonably satisfactory to Seller.


         (b) Covenants Performed. All of the covenants of Purchaser set forth
             --------------------
herein and which were to be performed at or prior to the Closing Date will have been duly performed.


         (c) Litigation. There will not have been instituted or threatened, on
             -----------
or before the Closing Date, any action or proceeding before any court or governmental agency or body or by a public authority with respect to the acquisition of the Assets or Business as contemplated hereby.


         (d) Other Agreements. All Ancillary Documents will have been fully
             -----------------
executed and delivered.


         (e) Declaration. Seller shall have obtained a letter of
             ------------
non-applicability, negative declaration or administrative consent order from the New Jersey Department of Environmental Protection authorizing the sale of the Business.


         (f) Promissory Note, Pledge Agreement and Guarantee. The Promissory
             ------------------------------------------------
Note, Pledge Agreement and Guarantee shall have been cancelled and terminated.

                                   ARTICLE IX
                                  THE CLOSING


         Section 9.1.      Closing Date.

         Subject to the terms and conditions herein contained, the parties agree to close this transaction (the "Closing") at the offices of Heller Ehrman White & McAuliffe LLP, on December 13, 2002 (the "Closing Date") or on such other date and at such other place as the parties may agree upon in writing. Seller and Purchaser may agree to extend the Closing for a reasonable period of time not to exceed 30 days, such agreement not to be unreasonably withheld.

         Section 9.2.      Seller's Deliveries at Closing.

         Seller will deliver or cause to be delivered to Purchaser at the Closing the following:

         (a) Duly executed copies of the Ancillary Documents to be executed by Seller, Shareholders or MRA.


         (b) Certified copies of resolutions of the Board of Directors of Seller and its shareholders, authorizing the making, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby.


         (c) A certificate of good standing from the Secretary of State of the State of New Jersey for Seller.


         (d) The opinion of counsel described in Section 8.1(g) hereof.
                                                 --------------

         (e)  The certificate described in Section 8.1(a) hereof.
                                           --------------

         Section 9.3.      Purchaser's Deliveries at Closing.

         Purchaser will deliver or cause to be delivered to Seller and Shareholders at Closing the following:

         (a) The cancelled Promissory Note and evidence of termination of the Pledge Agreement and Guarantee.


         (b) Evidence that the LaSalle Obligations have been satisfied.


         (c) Certificates representing the Shares to be delivered pursuant to
Section 2.3(c)(i).
------------------

         (d) Duly executed copies of all Ancillary Documents.


         (e) Certified copies of resolutions of the Board of Directors of Purchaser and HESG authorizing the making, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.


         (f) A Certificate of good standing from the Secretary of State of the State of Delaware for Purchaser.

                                    ARTICLE X
                                    EXPENSES

         Section 10.1.     Expenses.


         Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto will pay the fees and expenses of such party's respective counsel, accountants, other experts and any other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement. All sales and transfer taxes, including but not limited to the costs of obtaining the negative declaration, letter of non-applicability, or administrative consent order referred to in Section 8.2(e) arising by reason of
                                            -------------
the transactions contemplated by this Agreement and all costs associated with the change of Seller's name will be borne by Purchaser.


                                   ARTICLE XI
                                  CONSTRUCTION


         Section 11.1.     Choice of Laws.

         This Agreement and the agreements appended hereto and delivered herewith will be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without regard to conflicts of laws principles.

         Section 11.2.     No Presumption; Headings.

         Purchaser, Seller and Shareholders have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Documents will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or the Ancillary Documents. All headings contained in this Agreement are for reference only and will not affect the meaning or interpretation of this Agreement in any manner. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         Section 11.3.     Invalid Provisions.


         Should any part of this Agreement for any reason be declared invalid, such decision will not affect the validity of any other portion, which remaining portion will remain in force and effect as if this Agreement had been executed with the invalid provisions thereof eliminated, and it is the declared intention of the parties hereto that they would have executed the remaining portion of the Agreement without including therein any such part or portion which may be declared invalid.


                                   ARTICLE XII
                                  ASSIGNABILITY

         Section 12.1.     Binding Agreement.

         This Agreement will be binding upon and inure to the benefit of each of the parties hereto, their successors and permitted assigns.

         Section 12.2.     Assignability.


         This Agreement will not be assignable in whole or in part by either party except with the consent in writing of the other party, which consent will not be unreasonably withheld. Any purported assignment without such consent will be void. Notwithstanding the foregoing, Purchaser may assign its rights and obligations hereunder to an affiliate of Purchaser without the necessity of obtaining such consent.


                                  ARTICLE XIII
                                     NOTICES


         Section 13.1.     Written Notices.

         All notices pursuant to this Agreement will be in writing.

         Section 13.2.     Notices.

         All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties): If to Purchaser: with a copy thereof to its Counsel:

C/o Health Sciences Group, Inc.             Heller Ehrman White & McAuliffe LLP
Howard Hughes Center                        120 West 45th Street
6080 Center Drive, 6th Floor                New York, New York 10036
Los Angeles, California 90045               Attention: Henry Beck, Esq.
Attention: Bill Glasser                     Telephone: (212) 847-8754
Telephone: (310) 242-6700                   Facsimile: (212) 763-7600
Facsimile: (310) 362-8607
If to Seller or any Shareholder:            with a copy thereof to its Counsel:

Quality Botanical Ingredients, Inc.         Greenbaum, Rowe, Smith, Ravin, Davis
500 Metuchen Road                             & Himmel LLP
South Plainfield, New Jersey 07080-4810     99 Wood Avenue South
Attention: Mr. Joseph R. Schortz            Iselin, New Jersey 07095
Telephone: (908) 668-0088                   Attention:  Richard Weller, Esq.
Facsimile: (908) 668-1433                   Telephone: (732) 549-5600
                                            Facsimile: (732) 549-1881

                                   ARTICLE XIV
                                 NO NEGOTIATION


         Until such time, if any, as this Agreement is terminated pursuant to
Article XV, Seller and Shareholders will not, and will cause their
----------
representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser or HESG) relating to any transaction involving the sale of the Business or Assets (other than in the ordinary course of business) of Seller, or any of the capital stock of Seller or Shareholders, or any merger, consolidation, business combination, or similar transaction involving Seller or any Shareholder.


                                   ARTICLE XV
                                   TERMINATION

         Section 15.1.     Termination Events


         This Agreement may, by notice given prior to or at the Closing, be terminated:


         (a) by either Purchaser or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured within fifteen (15) days of notice thereof;


         (b) (i) by Purchaser if any of the conditions in Section 8.1 has not
                                                          -----------
been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8.2 has not been satisfied of the Closing Date or if
              -----------
satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;


         (c) by mutual consent of Purchaser and Seller; or


         (d) by either Purchaser or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2002, or such later date as the parties may agree upon.

         Section 15.2.     Effect of Termination


         Each party's right of termination under Section 15.1 is in addition to
                                                 ------------
any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 15.1, all further obligations of the parties
                          ------------
under this Agreement will terminate, except that the obligations in Section 10.1
                                                                    ------------
and under the Confidentiality Agreement will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


                                   ARTICLE XVI
                      FURTHER ASSURANCES AND MISCELLANEOUS


         Section 16.1.     Certain Definitions.


         "Closing Date Balance Sheet" means a balance sheet as of the Closing Date and a related statement of income, stockholders' equity, and cash flows for the period from December 31, 2001 through the Closing Date, jointly prepared by Seller and Purchaser within 60 days after the Closing Date in accordance with generally accepted accounting principles, consistently applied in accordance with the past practices of Seller.


         "Code" will mean the Internal Revenue Code of 1986, as amended, or any successor law, and regulations (including temporary regulations) and rules issued pursuant to that Act or any successor law.


         "ERISA" will mean the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.


         "Legal Requirements" will mean all judgments, decrees, injunctions, orders, writs, rulings, laws, ordinances, statutes, rules, regulations, codes and other requirements of all federal, state and local governmental, administrative and judicial bodies and authorities.


         "Organizational Documents" will mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.


         Financial terms not defined in this Agreement will have the meanings of such terms under generally accepted accounting principles. All other defined terms will have the meaning given to such term in the respective Section of this Agreement in which they are defined.


         Section 16.2.     Seller's Name.

         At Closing Seller will convey and assign to Purchaser all of Seller's right, title and interest in and to its corporate name and the name "Quality Botanical Ingredients, Inc." and all variants thereof, and Seller will promptly amend its Articles of Incorporation to adopt a dissimilar name at Purchaser's expense.

         Section 16.3.     Employees.

         Purchaser shall use good faith efforts to offer employment to each employee of Seller in a comparable position and at the same salary and bonus if applicable, to which each such employee is entitled as of the date hereof. Purchaser shall assume the employment agreements disclosed on Schedule 5.13 hereto. In addition, Purchaser shall use commercially reasonable efforts to offer such employees as soon as practicable after the Closing, employee benefit plans comparable to those made available to such employees by Seller as of the date hereof.

         Section 16.4.     Further Agreements and Cooperation.


         (a) Each party hereto agrees to execute such further papers or agreements and to take such other actions as may be necessary to effect the purposes of this Agreement and carry out its provisions, including without limitation such documents and actions as will ensure the orderly transfer of the customers of the Business to Purchaser.


         (b) To the extent necessary, as may be required on account of an IRS audit of Seller and the like, Seller and its duly authorized representatives will be afforded reasonable access to records related to the Business for any such period or periods in question which are in the possession and control of Purchaser.


         (c) Purchaser will use good faith efforts to assist Seller and Shareholders to have Schortz, and such other persons as may be mutually agreed upon by the parties hereto, removed as personal guarantors of any of the Assumed Liabilities, provided that Purchaser shall not be obligated to incur any costs or expenses or pay any consideration in connection with the foregoing.


         Section 16.5.     Public Announcements.

         Neither Seller nor HESG will issue any public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other party, except as required by any applicable Legal Requirements. If any party is required to make such announcement by applicable Legal Requirements, it shall use its best efforts to give the other party an opportunity to review and comment on such announcement prior to its publication, provided that, in the case of any announcement required to be made by HESG, pursuant to the Securities Act of 1934, HESG shall not be obligated to incorporate any comments of Seller that would, in the opinion of HESG's counsel result in a material misstatement. Unless consented to by Purchaser in advance or required by Legal Requirements, prior to the Closing Seller and Shareholders will keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller, Shareholders and Purchaser will consult with each other concerning the means by which Seller's employees, customers, and suppliers and others having dealings with Seller will be informed of the transactions contemplated hereby, and Purchaser will have the right to be present for any such communication.

         Section 16.6.     Audited Business.

         Audited financial statements of Seller for the Business may be required for Purchaser's parent, Health Science Group, Inc., to comply with the requirements of Rule 3-05 and Article 11 of Regulation S-X and Form 8-K of the


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Securities and Exchange Commission. Seller will cooperate with Purchaser to allow completion (no later than 60 days following the Closing Date) of audited financial statements of the Business to be prepared by Purchaser's auditors at Purchaser's expense. Seller's cooperation will include execution of a mutually agreeable "letter of representation" by Seller's management.

         Section 16.7.     Entire Agreement, No Oral Change.

         This Agreement, together with the schedules and exhibits hereto, embodies the entire agreement between the parties hereto and supersedes any and all prior agreements and understandings between the parties hereto. This Agreement may only be changed by written instrument signed by the party to be charged.

         Section 16.8.     Risk of Loss.

         Pending Closing, Seller will bear the risk of loss of or damage to the Assets. Seller will promptly notify Purchaser of any such loss.

         Section 16.9.     Counterparts.

         This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

QUALITY BOTANICAL INGREDIENTS, INC.,       QUALITY BOTANICAL INGREDIENTS, INC.,
a Delaware corporation                     a New Jersey corporation


By:      /s/ Fred E. Tannous               By:      /s/ Joseph R. Schortz
  --------------------------------           ----------------------------
HEALTH SCIENCES GROUP, INC.                SHAREHOLDERS:



By:      /s/ Fred E. Tannous                        /s/ Joseph R. Schortz
   -------------------------------         ------------------------------
                                           JOSEPH R. SCHORTZ


                                           CORROLA, INC.



                                           By:      /s/ Joseph R. Schortz
                                             ----------------------------





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